As filed with the Securities and Exchange Commission on March 18, 2024

Registration No. 333-257920

Registration No. 333-263607

Registration No. 333-270787

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-257920

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263607

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270787

UNDER THE SECURITIES ACT OF 1933

CYTEIR THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	45-5429901
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)
P.O. Box 80084 Stoneham, Massachusetts 02180 (Address of Principal Executive Offices) (Zip code)

Cyteir Therapeutics, Inc. Amended and Restated 2012 Stock Incentive Plan

Cyteir Therapeutics, Inc. 2021 Equity Incentive Plan

Cyteir Therapeutics, Inc. 2021 Employee Stock Purchase Plan

(Full titles of the plans)

Markus Renschler, M.D.

President and Chief Executive Officer

Cyteir Therapeutics, Inc.

P.O. Box 80084

Stoneham, Massachusetts 02180

857-285-4140

(Name, address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:
Marc A. Rubenstein, Esq. Tara Fisher Ropes & Gray LLP Prudential Tower 800 Boylston Street Boston, Massachusetts 02199 617-951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

TERMINATION OF REGISTRATION

These post-effective amendments (the “Post-Effective Amendments”) relates to the following registration statements of Cyteir Therapeutics, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

•
Registration Statement on Form S-8 (File No. 333-257920), registering 8,778,097 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), filed with the Securities and Exchange Commission on July 15, 2021;
•
Registration Statement on Form S-8 (File No. 333-263607), registering 884,585 shares of Common Stock, filed with the Securities and Exchange Commission on March 16, 2022;
•
Registration Statement on Form S-8 (File No. 333-270787), registering 2,134,540 shares of Common Stock, filed with the Securities and Exchange Commission on March 23, 2023;

On September 7, 2023, the Board of Directors of the Company unanimously approved the dissolution and liquidation of the Company pursuant to a plan of complete liquidation and dissolution, which plan was subsequently approved by the Company’s stockholders at a special meeting of stockholders held on November 16, 2023 (the “Dissolution”).

In furtherance of the Dissolution, the Company has terminated any and all offerings of the Common Stock pursuant to the Registration Statements. Accordingly, this filing is made pursuant to an undertaking made by the Company in Part II of each Registration Statement to remove from registration by means of a post-effective amendment any securities that had been registered for issuance but remain unsold at the termination of each offering. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of the Company registered but unsold or otherwise unissued under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stoneham, Commonwealth of Massachusetts, on March 18, 2024.

CYTEIR THERAPEUTICS, INC.

By:	/s/ Markus Renschler, M.D.
Name:	Markus Renschler, M.D.
Title:	President and Chief Executive Officer (Principal Executive Officer)

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.